Exhibit 10.1

Deferred Compensation Plan

Amended and Restated

Effective April 4, 2013

Deferred Compensation Plan

i

ARTICLE 7	Termination Benefit	14

7.1	Termination Benefit	14
7.2	Payment of Termination Benefit	14

ARTICLE 8	Disability Waiver and Benefit	15

8.1	Disability Waiver	15
8.2	Disability; Continued Eligibility	15

ARTICLE 9	Change in Control Benefit	15

9.1	Change In Control Benefit	15
9.2	Payment of Change In Control Benefit	15

ARTICLE 10	Beneficiary Designation	16

10.1	Beneficiary	16
10.2	Beneficiary Designation; Change	16
10.3	Acknowledgment	16
10.4	No Beneficiary Designation	16
10.5	Doubt as to Beneficiary	16
10.6	Discharge of Obligations	16

ARTICLE 11	Leave of Absence	17

11.1	Paid Leave of Absence	17
11.2	Unpaid Leave of Absence	17

ARTICLE 12	Termination, Amendment or Modification	17

12.1	Termination	17
12.2	Amendment	18
12.3	Plan Agreement	18
12.4	Effect of Payment	18

ARTICLE 13	Administration	18

13.1	Committee Duties	18
13.2	Administration Upon Change In Control	18
13.3	Agents	19
13.4	Binding Effect of Decisions	19
13.5	Indemnity of Committee	19
13.6	Employer Information	19

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ARTICLE 14	Other Benefits and Agreements	20

14.1	Coordination with Other Benefits	20

ARTICLE 15	Claims Procedures	20

15.1	Presentation of Claim	20
15.2	Notification of Decision	20
15.3	Review of a Denied Claim	21
15.4	Decision on Review	21
15.5	Legal Action	21

ARTICLE 16	Trust	22

16.1	Establishment of the Trust	22
16.2	Interrelationship of the Plan and the Trust	22
16.3	Distributions From the Trust	22

ARTICLE 17	Miscellaneous	22

17.1	Status of Plan	22
17.2	Unsecured General Creditor	22
17.3	Employer’s Liability	22
17.4	Nonassignability	22
17.5	Not a Contract of Employment	23
17.6	Furnishing Information	23
17.7	Terms	23
17.8	Captions	23
17.9	Governing Law	23
17.10	Notice	23
17.11	Successors	23
17.12	Spouse’s Interest	24
17.13	Validity	24
17.14	Incompetent	24
17.15	Distribution in the Event of Taxation	24
17.16	Insurance	25
17.17	Legal Fees To Enforce Rights After Change in Control	25
17.18	Domestic Relations Orders	25
17.19	Section 409A of the Code	25

iii

PENN NATIONAL GAMING, INC.

Deferred Compensation Plan

Amended and Restated

Effective April 4, 2013

Purpose

The purpose of this Plan is to provide specified deferred compensation benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Penn National Gaming, Inc., a Pennsylvania corporation, and its subsidiaries and affiliates, if any, that participate in this Plan.  This Plan is unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms have the following indicated meanings:

1.1                               “Account” means the account established for each Participant in the Plan.

1.2                               “Account Balance” means, with respect to a Participant, a credit on the records of the Employer equal to the sum of (a) the Deferral Account balance, (b) the Company Contribution Account balance and (c) the Rollover Account balance.  The Account Balance will be a bookkeeping entry only and will be used solely to measure and determine the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3                               “Annual Bonus” means any compensation, in addition to Base Annual Salary, relating to services performed during any calendar year, whether or not paid in that calendar year or included on the Federal Income Tax Form W-2 for that calendar year, payable to a Participant as an Employee under any Employer’s annual bonus and cash incentive plans, excluding Stock options, restricted Stock or any other Stock awards.

1.4                               “Annual Company Contribution Amount” means, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.5                               “Annual Deferral Amount” means that portion of a Participant’s Base Annual Salary and Annual Bonus that a Participant elects to defer, and is deferred, in accordance with Article 3, for any one Plan Year.  In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Section 8.1), death, or a Separation from Service before the end of a Plan Year, that year’s Annual Deferral Amount will be the actual amount withheld prior to that event.

1.6                               “Annual Installment Method” means annual installment payments over the number of years selected by the Participant in accordance with this Plan.  The Account Balance of the Participant will be calculated as of the close of business on or around the Participant’s Benefit Distribution Date.  The annual installment will be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the

Participant.  By way of example, if the Participant elects a 10-year Annual Installment Method, the first payment will be 1/10 of the Account Balance, calculated as described in this definition.  The following year, the payment will be 1/9 of the Account Balance, calculated as described in this definition.  Each annual installment shall be calculated and paid on or around the anniversary of the Participant’s Benefit Distribution Date.

1.7                               “Base Annual Salary” means the annual cash compensation relating to services performed during any calendar year, whether or not paid in that calendar year or included on the Federal Income Tax Form W-2 for that calendar year, excluding bonuses, commissions, overtime, fringe benefits, Stock options or other Stock awards, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary will be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to any qualified or non-qualified plans of any Employer and will be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h) and 132(f)(4), pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.8                               “Beneficiary” means, with respect to a Participant, one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the Participant’s death.

1.9                               “Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to designate one or more Beneficiaries.

1.10                        “Benefit Distribution Date” means the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution.  Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles 4 through 9, as applicable.

1.11                        “Board” means the board of directors of the Company.

1.12                        “Change in Control” means any of the following events:

(a)                                 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, the “Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either (1) the then outstanding shares of the Company (the “Outstanding Company Shares”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (a), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of Subsection (c) below; or

(b)                                 Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(c)                                  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (3) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(d)                                 Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

Each of the foregoing events shall only be deemed to be a Change in Control for purposes of Article 9 of the Plan to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code and the regulations issued thereunder.

1.13                        “Claimant” has the meaning set forth in Section 15.1.

1.14                        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.15                        “Committee” means the committee described in Article 13.

1.16                        “Company” means Penn National Gaming, Inc., a Pennsylvania corporation, and any successor to all or substantially all of the Company’s assets or business.

1.17                        “Company Contribution Account” means (a) the sum of the Participant’s Annual Company Contribution Amounts, plus (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.18                        “Compensation” means all cash remuneration paid to the Employee by the Company which is required to be reported as compensation on the Employee’s Form W-2 and shall also include compensation which is not currently includible in gross income by reason of the application of Code Sections 125, 402(e)(3), 132(f)(4) and 402(h)(1)(B); provided, however, that Compensation shall not include any income recognized as a result of an Employee exercising a nonqualified Stock option.

1.19                        “Deduction Limitation” means the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan.  Except as otherwise provided herein, this limitation will be applied to all distributions that are “subject to the Deduction Limitation” under this Plan.  If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, to the extent permitted by Treas. Reg. § 1.409A-2(b)(7)(i), the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation will continue to be credited/debited with additional amounts in accordance with Section 3.9 even if the amount is being paid out in installments.  The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control.  Notwithstanding anything to the contrary in this Plan, the Deduction Limitation will not apply to any distributions made after a Change in Control.

1.20                        “Deferral Account” means (a) the sum of all of a Participant’s Annual Deferral Amounts, plus (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.21                        “Disability” means that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.  A Participant shall be deemed to have a Disability if determined to be disabled in accordance with the terms of the applicable long-term disability insurance program maintained by the Participant’s Employer, provided that the definition of “disability” applied under such long-term disability insurance program complies with the requirements of this Section. Determinations relating to the existence of a Disability shall be made by the Committee, in its sole discretion.

1.22                        “Disability Benefit” means the benefit described in Article 8.

1.23                        “Effective Date” means April 4, 2013.  The Plan was originally effective as of January 1, 2005.

1.24                        “Election Form” means the form established from time to time by the Committee that a Participant completes, signs, and returns to the Committee to make an election under the Plan.

1.25                        “Employee” means a person who is an employee of any Employer.

1.26                        “Employer(s)” means the Company and any of its subsidiaries or affiliates (now in existence or subsequently formed or acquired) that have been selected by the Board to participate in the Plan and that have adopted the Plan as a participating Employer.  A list of the Employers is set forth in Appendix A hereto.

1.27                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.28                        “Measurement Fund” means those certain mutual funds selected by the Committee for the purpose of determining the value of a Participant’s Account Balance.

1.29                        “Participant” means any Employee (a) who is selected to participate in the Plan, (b) who elects to participate in the Plan; (c) who signs a Plan Agreement, an Election Form, and a Beneficiary Designation Form; (d) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee; (e) who commences participation in the Plan; and (f) whose Plan Agreement has not terminated.

1.30                        “Plan” means the Penn National Gaming, Inc. Deferred Compensation Plan, as evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.31                        “Plan Agreement” means a written agreement, as amended from time to time, that is entered into by and between an Employer and a Participant.  Each Plan Agreement executed by a Participant and the Participant’s Employer will provide for the entire benefit to which the Participant is entitled under the Plan.  If there is more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer will supersede all previous Plan Agreements in their entirety and will govern the Participant’s entitlement to benefits under the Plan.  The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.32                        “Plan Year” means, except as provided in Section 1.46, the calendar year.

1.33                        “Pre-Retirement Survivor Benefit” means the benefit set described in Article 6.

1.34                        “Retirement,” “Retire(s)” or “Retired” means, with respect to an Employee, termination of employment from all Employers for any reason other than a leave of absence, death, or Disability on or after the attainment of age sixty-five (65).

1.35                        “Retirement Benefit” means the benefit in Article 5.

1.36                        “Rollover Account” means (a) the sum of a Participant’s Rollover Amount, plus (b) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Rollover Account, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Rollover Account.

1.37                        “Rollover Amount” means the amount described in Section 3.6.

1.38                        “Separation from Service” means a termination of services provided by a Participant to his Employer, whether voluntary or involuntary, other than by reason of Retirement, death or Disability, as determined by the Committee in accordance with the Treas. Reg. § 1.409A-1(h).

1.39                        “Specified Employee” means any Participant who has determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). As of the Effective Date and until such time as the Committee determines to utilize another methodology, a Specified Employee must be classified by the Company as a member of one of the following categories of Employees: (i) a Level One Employee, (ii) a Level Two Employee or (iii) a General Manager of a wholly owned subsidiary of the Company.

1.40                        “Stock” means Company common stock or any other equity securities of the Company designated by the Committee.

1.41                        “Termination Benefit” means the benefit described in Article 7.

1.42                        “Trust” means one or more trusts established pursuant to the Trust Agreement.

1.43                        “Trust Agreement” means the Trust Agreement between the Trustee and the Company, as amended from time to time.

1.44                        “Trustee” means the trustee of the Trust and any successor trustee.

1.45                        “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof), (b) the loss of a Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of the events beyond the control of the Participant, all is determined by the Committee, in its sole discretion, based on the relevant facts and circumstances.

1.46                        “Year of Service” means a Year of Service as determined pursuant to the terms of the Penn National Gaming, Inc. 401(k) Plan; provided, however, that the term “Plan Year” as utilized therein shall mean the 12-month period commencing on November 1 and ending on October 31.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1                               Selection by Committee.  Participation in the Plan will be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee, in its sole discretion.

2.2                               Enrollment Requirements.  As a condition of participation, each selected Employee will complete, execute, and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of the Plan.  In addition, the Committee will establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

2.3                               Eligibility; Commencement of Participation.  Provided that an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee will commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements.  If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee will not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4                               Termination of Participation and/or Deferrals.  If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in that group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee will have the right, in its sole discretion, to (a) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes and (b) prevent the Participant from making future deferral elections.

ARTICLE 3
Deferral Commitments/Company Contribution/Crediting/Taxes

3.1                               Minimum Deferrals.

(a)                                 Base Annual Salary and Annual Bonus.  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, a percentage of Base Annual Salary and/or Annual Bonus; provided, however, that a Participant must elect to defer a sum of Base Annual Salary and/or Annual Bonus of at least $3,000.

If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred will be zero.

(b)                                 Short Plan Year.  Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2                               Maximum Deferral.  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount up to 90% of his Base Annual Salary and/or Annual Bonus. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount will be limited to the amount of Compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

3.3                               Election to Defer; Effect of Election Form.

(a)                                 First Plan Year.  In connection with a Participant’s commencement of participation in the Plan, the Participant will make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan.  For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above, but in no event later than the December 31st preceding the Plan Year in which such compensation shall be earned), and accepted by the Committee.

(b)                                 Subsequent Plan Years.  For each succeeding Plan Year, a Participant may make an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made and in which such compensation shall be earned, a new Election Form. If the Participant does not timely deliver an Election Form for a Plan Year, the Participant’s Annual Deferral Amount will be zero for that Plan Year.

(c)                                  New Participants.  An eligible Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year may be permitted to make an election to defer a portion of his Base Annual Salary and/or Annual Bonus attributable to his services to be performed after such election, provided that the Participant submits an Election Form to the Committee on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

3.4                               Withholding of Annual Deferral Amounts.  For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount will be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary.  The Annual Bonus portion of the Annual Deferral Amount will be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5                               Annual Company Contribution Amount.  The Company shall credit to the Account of each Participant an amount equal to 50% of the Participant’s Annual Deferral Amounts up to a maximum credit of 5%.  For each Plan Year, the Company, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan. The amount so credited to a Participant may be smaller or larger than the amount credited to any other

Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year.  All discretionary contributions to a Participant’s Company Contribution Account shall be subject to the approval of the Board.

3.6                               Rollover Amount.  Upon the effective date of his participation in the Plan, a Participant may elect to have his account balance or accrued benefit in any other nonqualified deferred compensation or nonqualified retirement plan maintained by an Employer transferred to this Plan and credited to his Account hereunder.

3.7                               Investment of Trust Assets.  The Trustee of the Trust will be authorized, upon written instructions received from the Committee or an investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the Trust Agreement, including the disposition of Stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.8                               Vesting.

(a)                                 A Participant will be 100% vested at all times in his or her Deferral Account.

(b)                                 Except as otherwise provided herein, a Participant will become vested in his or her Company Contribution Account in accordance with the following schedule:

Years of Service on Date of Termination of Employment	Vested Percentage of Company Contribution Account
Less than 1 year	0%
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years or more	100%

(c)                                  Notwithstanding anything to the contrary contained in this Section 3.8, in the event of a Participant’s death or Retirement, or in the event of a Change in Control, a Participant’s Company Contribution Account will immediately become 100% vested (if it is not already 100% vested in accordance with the above vesting schedule).

(d)                                 Notwithstanding subsection (c), the vesting schedule for a Participant’s Company Contribution Account will not be accelerated to the extent that the Committee determines that acceleration would cause the deduction limitations of Code Section 280G to become effective.  In the event that all of a Participant’s Company Contribution Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Code Section 280G.  In that case, the Committee must provide to the Participant within 30 business days of receipt such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”).  The opinion will state the Accounting Firm’s opinion that any limitation in the vested percentage under this Plan is necessary to avoid the limits of Code Section 280G and contain supporting calculations.  The Company will pay the cost of obtaining the opinion.  If the vesting schedule for a Participant’s Company Contribution Account is not accelerated due to the application of this Section 3.8(d) and the Participant’s employment with the Employer is involuntarily terminated subsequent to the Change in Control that would have resulted in the acceleration of the vesting schedule but for the application of this Section 3.8(d), the Participant’s Company Contribution Account will immediately become 100% vested (if it is not already 100% vested in accordance with the vesting schedule set forth in Section 3.8(b)).

(e)                                  Notwithstanding anything to the contrary herein, no Participant will be eligible to receive benefits under the Plan that are credited to his or her Company Contribution Account if he or she violates the terms and conditions of any agreement or Company policy relating to matters of confidentiality or trade secrets of the Company, competition with the Company, solicitation of employees or customers of the Company, or engages in embezzlement, theft, fraud or any felony or any other act that is materially injurious to the Company.  The determination as to whether a Participant has engaged in any such impermissible activity shall be made by the Committee, in its sole discretion.

(f)                                   In the event that any portion of a Participant’s Account is forfeited by reason of it not being fully vested or as a result of a divestiture pursuant to Section 3.8(e), any such forfeiture shall remain the property of the Company.  The Committee may, however, in its sole discretion, elect to allocate all or a portion of any such forfeiture to the Accounts of any other Participants in the Plan in such manner and at such time as the Committee may determine.

(g)                                  In the event of a Participant’s Disability or involuntary termination of employment (except as is described in Section 3.8(d)), the Committee may, in its sole discretion, accelerate the vesting schedule for a Participant’s Company Contribution Account.

3.9                               Crediting/Debiting of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules:

(a)                                 Election of Measurement Funds.  A Participant, in connection with his or her initial deferral election under Section 3.3(a) above, will elect, on the Election Form, the Measurement Fund to be used to determine the additional amounts to be credited to his or her Account for the first day in which the Participant commences participation in the Plan, and continuing thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the next sentence.  Commencing with the first business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account or to change the portion of his or her Account allocated to each previously or newly elected Measurement Fund.  If an election is made in accordance with the previous sentence, it will apply to the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b)                                 Proportionate Allocation.  In making any election described in Section 3.8 (a) above, the Participant must specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Account to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account).

(c)                                  Crediting or Debiting Method.  The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves.  A Participant’s Account will be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee, in its sole discretion, as though (1) a Participant’s Account were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to that day, at the closing price on that date; (2) the portion of the Annual Deferral Amount that was actually deferred during any business day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to that day, no later than the close of business on the first business day after the day on which the amounts are actually deferred from the Participant’s Base Annual Salary through reductions in his or her payroll, at the closing price on that date; and (3) any distribution made to a Participant that decreases the Participant’s Account ceased being invested in the Measurement Fund(s), in the percentages applicable to the day, no earlier than one business day prior to the distribution, at the closing price on that date. The Participant’s Rollover Amount will be credited to his or her Account for purposes of this Section 3.9 (c) as of the close of business on the Effective Date or, if later, the first day of the Participant’s participation in the Plan.  The Participant’s Annual Company Contribution Amount will be credited to his or her Company Contribution Account for purposes of this Section 3.9 (c) as of the close of business on the date selected by the Committee, in its sole discretion.

(d)                                 No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any Measurement Fund, the allocation to his or her Account Balance to any Measurement Fund, the calculation of additional amounts, and the crediting or debiting of those amounts to a Participant’s Account will not be considered or construed in any manner as an actual investment of his or her Account Balance in any Measurement Fund.  In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant will have any rights in or to the investments themselves.  Without limiting the foregoing, a Participant’s Account Balance will at all times be a bookkeeping entry only and will not represent any investment made on his or her behalf by the Company or the Trust; the Participant will at all times remain an unsecured creditor of the Company.

3.10                        FICA and Other Taxes.

(a)                                 Annual Deferral Amounts.  For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) will withhold from that portion of the Participant’s Base Annual Salary and Annual Bonus that is not being deferred, in a manner determined by the Employers, the Participant’s share of FICA and other employment taxes on the Annual Deferral Amount.  If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.10(a).

(b)                                 Company Contribution Account.  When a Participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer will withhold from the Participant’s Base Annual Salary and/or Annual Bonus that is not deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes.  If necessary, the Committee may reduce the vested portion of the Participant’s Company Contribution Account to comply with this Section 3.10(b).

(c)                                  Distributions.  The Participant’s Employer, or the Trustee of the Trust, will withhold from any payments made to a Participant under this Plan all federal, state, and local income, employment, and other taxes required to be withheld by the Employer or the Trustee, in connection with those payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the Trustee.

ARTICLE 4
Scheduled Distributions; Unforeseeable Emergencies

4.1                               Scheduled Distributions.  In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive a scheduled distribution from the Plan with respect to the Annual Deferral Amount.  Subject to the Deduction Limitation, the distribution will be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.9 above on that amount, determined at the time that the distribution becomes payable (rather than the date of a Separation from Service).  The Benefit Distribution Date for the amount subject to a scheduled distribution election shall be the within 30 days after the last day of any Plan Year designated by the Participant, which may be no sooner than three Plan Years after the end of the Plan Year to which the Participant’s deferral election relates, unless otherwise provided on an Election Form approved by the Committee.  Subject to the Deduction Limitation and the other terms and conditions of this Plan, each scheduled distribution elected will be paid out during a thirty (30)-day period commencing immediately after the last day of any Plan Year designated by the Participant.

4.2                               Other Benefits Take Precedence Over Scheduled Distributions.  If an event occurs that triggers a benefit under Article 5, 6, 7, 8 or 9, any Annual Deferral Amount, plus amounts credited or debited on them, that is subject to a scheduled distribution election under Section 4.1 will not be paid in accordance with Section 4.1 but will be paid in accordance with the other applicable Article.

4.3                               Suspensions for Unforeseeable Emergencies.  If a Participant (or, after a Participant’s death, his or her Beneficiary) experiences an Unforeseeable Emergency, the Participant (or Beneficiary) may petition the Committee to (a) suspend any deferrals required to be made by a Participant and/or (b) receive a partial or full payout from the Plan.  The payout will not exceed the lesser of the Participant’s vested Account Balance, calculated as if the Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, State, or local income taxes or penalties reasonable anticipated as a result of the distribution.  A Participant shall not be eligible to receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent that the liquidation of such assets would not itself cause a severe financial hardship or (c) by cessation of deferrals under the Plan.  If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension will take effect upon the date of approval, and any payout will be made within 30 days of the date of approval.  The payment of any amount under this Section 4.3 will not be subject to the Deduction Limitation.

ARTICLE 5
Retirement Benefit

5.1                               Retirement Benefit.  Subject to the Deduction Limitation, a Participant who Retires will receive, as a Retirement Benefit, his or her Account Balance.

5.2                               Payment of Retirement Benefit.

(a)                                 A Participant, in connection with his or her commencement of participation in the Plan, will elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of 5 or 10 years.  On the Election Form, the Participant may also elect to defer commencement of the Retirement Benefit to a later date, not later than five (5) years after the date on which the Participant retires.  If a Participant does not make any election with respect to the payment of the Retirement Benefit, then that benefit will be payable in a lump sum.  Unless the Participant has effectively elected a deferred payment commencement date, a lump sum payment will be made, or installment payments will commence, on the later of (i) the first day after the end of the six (6)-month period immediately following the date on which the Participant Retires if the Participant is a Specified Employee or (ii) within thirty (30) days after the last day of the Plan Year in which the Participant Retires.  Any payment made will be subject to the Deduction Limitation.

(b)                                 A Participant may change the form of payment for the Retirement Benefit by submitting an Election Form to the Committee in accordance with the following criteria:

(i)  the election shall not take effect until at least 12 months after the date on which the election is made;

(ii) the new Benefit Distribution Date for the Participant’s Retirement Benefit shall be at least five (5) years after the Benefit Distribution Date that would have otherwise been applicable to such benefits; and

(iii) the election must be made at least 12 months prior to the Benefit Distribution Date that would have otherwise been applicable to the Participant’s Retirement Benefit.

5.3                               Death Prior to Completion of Retirement Benefit.  If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments will continue and will be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.  Despite the foregoing, if the Participant’s Account Balance at the time of his or her death is less than the dollar limitation set forth in Code Section 402(g)(1)(B) then in effect, the Committee may determine, in its sole discretion, to distribute the benefit in the form of a lump sum.  The lump sum payment will be made within 30 days after the last day of the Plan Year in which the Committee is provided with proof, satisfactory to the Committee, of the Participant’s death.

ARTICLE 6
Pre-Retirement Survivor Benefit

6.1                               Pre-Retirement Survivor Benefit.  Subject to the Deduction Limitation, the Participant’s Beneficiary will receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she Retires, experiences a Separation from Service, or suffers a Disability.

6.2                               Payment of Pre-Retirement Survivor Benefit.  A Participant, in connection with his or her commencement of participation in the Plan, will elect on an Election Form whether his or her Beneficiary will receive the Pre-Retirement Survivor Benefit in a lump sum or pursuant to an Annual Installment Method of 5 or 10 years.  If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then the benefit will be paid in a lump sum.  Despite the foregoing, if the Participant’s Account Balance at the time of his or her death is less than the dollar limitation set forth in Code Section 402(g)(1)(B) then in effect, payment of the Pre-Retirement Survivor Benefit will be made in a lump sum payment.  The lump sum payment will be made within 30 days after the last day of the Plan Year in which the Committee is provided with proof, satisfactory to the Committee, of the Participant’s death.  Any payment made will be subject to the Deduction Limitation.

ARTICLE 7
Termination Benefit

7.1                               Termination Benefit.  Except as provided in Section 3.8(e) and subject to the Deduction Limitation, the Participant will receive a Termination Benefit, which will be equal to the Participant’s vested Account Balance, if a Participant experiences a Separation from Service prior to his or her Retirement, death, or Disability.

7.2                               Payment of Termination Benefit.  The Termination Benefit shall be paid in a lump sum.  The lump sum payment shall be made on the later of (i) the first day after the end of the six (6)-month period immediately following the date on which the Participant experiences the Separation from Service if the Participant is a Specified Employee or (ii) within sixty (60) days after the last day of the Plan Year in which the Participant experiences the Separation from Service.  Any payment made shall be subject to the Deduction Limitation.

ARTICLE 8
Disability Waiver and Benefit

8.1                               Disability Waiver.

(a)                                 Waiver of Deferral.  A Participant who is determined by the Committee to be suffering from a Disability may be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary and/or Annual Bonus for the Plan Year during which the Participant first suffers a Disability.  During the period of Disability, the Participant will not be allowed to make any additional deferral elections (unless otherwise determined by the Committee, in its sole discretion) but will continue to be considered a Participant for all other purposes of this Plan, including, but not limited to, the vesting provisions set forth in Section 3.8.

(b)                                 Return to Work.  If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan, provided that the deferral elections are otherwise allowed under the Plan and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2                               Disability; Continued Eligibility.  For benefit purposes under this Plan, a Participant suffering a Disability will continue to be considered to be employed and will be eligible for the benefits provided for in Articles 4, 5, 6, 7 or 9, in accordance with the provisions of those Articles. If the Participant’s employment with the Employer is actually terminated, the Participant will be deemed to have Retired as of the date the Participant’s termination of employment.  In that case, the Participant will receive a Retirement Benefit in accordance with Article 5; provided, however, that if the Participant is not otherwise 100% vested in his Company Contribution Account on such date, the extent to which the vesting of his Company Contribution Account will be accelerated (if any) shall be determined by the Committee, in its sole discretion.  Any payment made shall be subject to the Deduction Limitation.

ARTICLE 9
Change In Control Benefit

9.1                               Change In Control Benefit.  In the event of a Change in Control, a Participant will receive his or her Account Balance (the “Change In Control Benefit”).

9.2                               Payment of Change In Control Benefit.  The Change In Control Benefit, if any, shall be calculated as of the close of business on or around a Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant within sixty (60) days after the date of the Change in Control.

ARTICLE 10
Beneficiary Designation

10.1                  Beneficiary.  Each Participant will have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the Participant’s death.  The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2                        Beneficiary Designation; Change.  A Participant will designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Committee or its designated agent.  A Participant will have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  Upon the Committee’s acceptance of a new Beneficiary Designation Form, all Beneficiary designations previously filed will be canceled.  The Committee will be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3                        Acknowledgment.  No designation or change in designation of a Beneficiary will be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4                        No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s surviving spouse will be deemed to be his or her designated Beneficiary.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary will be payable to the executor or personal representative of the Participant’s estate.

10.5                        Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee will have the right, exercisable in its sole discretion, to cause the Participant’s Employer to withhold the payments until this matter is resolved to the Committee’s satisfaction.

10.6                        Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary will fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant and his or her Beneficiary, and that Participant’s Plan Agreement will terminate upon such full payment of benefits.

ARTICLE 11
Leave of Absence

11.1                        Paid Leave of Absence.  If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant will continue to be considered employed by the Employer and the Annual Deferral Amount will continue to be withheld during the paid leave of absence in accordance with Section 3.3.

11.2                        Unpaid Leave of Absence.  If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant will continue to be considered employed by the Employer, and the Participant will be excused from making deferrals until the earlier of the date the leave of absence expires or the date the Participant returns to a paid employment status.  Upon that expiration or return, deferrals will resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year.  If no election was made for that Plan Year, no deferral will be withheld.

ARTICLE 12
Termination, Amendment or Modification

12.1                        Termination.  Although each Employer anticipates that it will continue to participate in the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan, or that any Employer will continue to participate in the Plan, or that the Company will not terminate the Plan at any time in the future.  Accordingly, each Employer reserves the right to discontinue its participation in the Plan at any time, and the Company reserves the right to terminate the Plan at any time by action of Board.  A participating Employer may terminate its participation in the Plan at any time with respect to any or all of its participating Employees by action of its board of directors.  Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer will terminate, and their Account Balances, determined as if they had experienced a Separation from Service on the date of Plan termination, will be paid to the Participants in a lump sum.  The termination of the Plan will not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.  Any distributions pursuant to this Section 12.1, will be subject to the following conditions:

(a)                                 the termination of Plan does not occur proximate to a downturn in the financial health of the Company;

(b)                                 the Company terminates and liquidates all agreements, methods, programs and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treas. Reg. § 1.409A-1(c) if the same Participant had deferrals of compensation under all such agreements, methods, programs and other arrangements that are terminated and liquidated;

(c)                                  no payments from the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if action to terminate and liquidate the Plan had not occurred;

(d)                                 all payments under the Plan are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(e)                                  the Company does not adopt a new Plan that would be aggregated with any terminated Plan under Treas. Reg. § 1.409A-1(c) any time within three years following the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

12.2                        Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part by the action of its Board; provided, however, that: (a) no amendment or modification will be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (b) no amendment or modification of this Section 12.2 or Section 13.2 of the Plan will be effective.  The amendment or modification of the Plan will not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that, in the event of a Change in Control, the Employer will accelerate installment payments by paying the Account Balance in a lump sum pursuant to Section 9.2.

12.3                        Plan Agreement.  Despite the provisions of Sections 12.1 and 12.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate those provisions with the consent of the Participant.

12.4                        Effect of Payment.  The full payment of the applicable benefit under Articles 4, 5, 6, 7, 8 or 9 of the Plan will completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement will terminate.

ARTICLE 13
Administration

13.1                        Committee Duties.  Except as otherwise provided in this Article 13, this Plan will be administered by the Committee.  The Committee will have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions, including interpretations of this Plan that arise in connection with the Plan.  When making a determination or calculation, the Committee will be entitled to rely on information furnished by a Participant or an Employer.

13.2                        Administration Upon Change In Control.  For purposes of this Plan, the Committee will be the “Administrator” at all times prior to the occurrence of a Change in Control.  Upon and after the occurrence of a Change in Control, the “Administrator” will be an independent third party selected by the Trustee and approved by the individual who, immediately prior to that event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”).  The Administrator will have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to, benefit entitlement determinations; provided, however, that upon and after the occurrence of a Change in Control, the Administrator will have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.  Upon and after the occurrence of a Change in Control, the Company must: (a) pay all reasonable administrative expenses and fees of the Administrator; (b) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator under this Plan, except with respect to matters resulting from the negligence or willful misconduct of the Administrator or its employees or agents; and (c) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants, and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death, or Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require.  Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO.  Upon and after a Change in Control, the Administrator may not be terminated by the Company.

13.3                        Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.4                        Binding Effect of Decisions.  The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated under the Plan will be final and conclusive and binding upon all persons having any interest in the Plan.

13.5                        Indemnity of Committee.  All Employers will indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee, or the Administrator.

13.6                        Employer Information.  To enable the Committee and the Administrator to perform their functions, the Company and each Employer will supply full and timely information to the Committee or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death, or circumstances of the Retirement, Disability, death, or Separation from Service of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 14
Other Benefits and Agreements

14.1                        Coordination with Other Benefits.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to that Participant or Beneficiary under any other plan or program for employees of the Participant’s Employer.  The Plan will supplement and will not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15
Claims Procedures

15.1                        Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

15.2                        Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)                                 that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)                                 the specific reason(s) for the denial of the claim, or any part of it;

(2)                                 specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)                                 a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(4)                                 an explanation of the claim review procedure set forth in Section 15.3 below; and

(5)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3                        Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)                                 may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Committee, in its sole discretion, may grant.

15.4                        Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60)-day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                 specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5                        Legal Action.  A Claimant’s compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16
Trust

16.1                        Establishment of the Trust.  The Company may choose to establish a Trust, and, if the Trust is established, each Employer will, at least annually, transfer to the Trust such assets as the Employer determines, in its sole discretion, are necessary or desirable to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Contribution Amounts, and Rollover Amounts for the Employer’s Employees who are Participants.

16.2                        Interrelationship of the Plan and the Trust.  The provisions of the Plan and the Plan Agreement will govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust will govern the rights of the Employers, Participants, and the creditors of the Employers to the assets transferred to the Trust.  Each Employer will at all times remain liable to carry out its obligations under the Plan.

16.3                        Distributions From the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution will reduce the Employer’s obligations under this Plan.

ARTICLE 17
Miscellaneous

17.1                        Status of Plan.  The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Plan will be administered and interpreted to the extent possible in a manner consistent with that intent.

17.2                        Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns will have no legal or equitable rights, interests, or claims in any property or assets of an Employer.  For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets will be, and remain, the general, unpledged, and unrestricted assets of the Employer.  An Employer’s obligation under the Plan will be merely that of an unfunded and unsecured promise to pay money in the future.

17.3                        Employer’s Liability.  An Employer’s liability for the payment of benefits will be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant.  An Employer will have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4                        Nonassignability.  Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable under the Plan, or any part of those amounts, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person; be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency; or be transferable to a spouse as a result of a property settlement or otherwise.

17.5                        Not a Contract of Employment.  The terms and conditions of this Plan will not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided otherwise in a written employment agreement.  Nothing in this Plan will be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6                        Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits under the Plan, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7                        Terms.  Whenever any words are used in the Plan in the masculine, they will be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used in the Plan in the singular or in the plural, they will be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8                        Captions.  The captions of the articles, sections, and paragraphs of this Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

17.9                        Governing Law.  Subject to ERISA, the provisions of this Plan will be construed and interpreted according to the internal laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

17.10                 Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan will be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Gail L. Gonzales

Corporate Director, Human Resources

Penn National Gaming, Inc.

825 Berkshire Boulevard

Wyomissing, PA  19610

The notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan will be sufficient if in writing and hand-delivered, or sent by mail, to the Participant’s last known address.

17.11                 Successors.  The provisions of this Plan will bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.12                 Spouse’s Interest.  Any interest in the Plan benefits of a Participant’s spouse who has predeceased the Participant will automatically pass to the Participant and will not be transferable by the spouse in any manner, including, but not limited to, the spouse’s will, nor will the interest pass under the laws of intestate succession.

17.13                 Validity.  In case any provision of this Plan is declared illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted in the Plan.

17.14                 Incompetent.  If the Committee determines, in its sole discretion, that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or a person incapable of handling the disposition of that person’s property, the Committee may direct payment of that benefit to the guardian, legal representative, or person having the care and custody of the minor, incompetent, or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit will be a payment for the account of the Participant or the Participant’s Beneficiary, as the case may be, and will be a complete discharge of any liability under the Plan for that payment amount.

17.15                 Distribution in the Event of Taxation.

(a)                                 In General.  If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the Trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable.  Upon the grant of such a petition, which grant will not be unreasonably withheld (and, after a Change in Control, will be granted), a Participant’s Employer will distribute to the Participant immediately available funds in an amount equal to the tax attributable to his or her benefit (which amount will not exceed a Participant’s unpaid Account Balance under the Plan).  Additionally, the Committee may cause distribution to be made hereunder to pay the income tax at the source and wages imposed under Code Section 3401 where the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the preceding amount. If the petition is granted, the tax liability distribution will be made within 90 days of the date when the Participant’s petition is granted.  Such a distribution will affect and reduce the benefits to be paid under this Plan.  Distributions hereunder may be made for the following reasons:

(i)                                     payment of employment taxes; and

(ii)                                  payment of state, local or foreign taxes; and

(iii)                               payment of income inclusion under Code Section 409A (with respect to which the entire amount required to be included into income as a result of such failure may be distributed).

(b)                                 Trust.  If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance with those terms, the Participant’s benefits under this Plan will be reduced to the extent of those distributions.

17.16                 Insurance.  The Employers, on their own behalf or on behalf of the Trustee and, in their sole discretion, may apply for and procure insurance on the life of a Participant, in such amounts and in such forms as the Employers may choose.  The Employers or the Trustee, as the case may be, will be the sole owner and beneficiary of any such insurance.  The Participant will not have any interest whatsoever in any such policy or policies, and at the request of the Employers will submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Employers have applied for insurance.

17.17                 Legal Fees To Enforce Rights After Change in Control.  The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer, or the successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer, or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, an Employer, or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish, or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize the Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who will be jointly and severally liable) to represent the Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer, or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer, or any successor to either of them in any jurisdiction.

17.18                 Domestic Relations Orders.  If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

17.19                 Section 409A of the Code.  The terms of the Plan and its operation are intended to comply with Section 409A of the Code.  The Plan shall be administered, interpreted and construed in a manner consistent with Section 409A of the Code.  Notwithstanding anything in the Plan to the contrary, distributions under the Plan may only be made upon an event and in a manner consistent with Section 409A of the Code.  Should any provision of the Plan, or any other agreement or arrangement contemplated by the Plan or used in conjunction with the Plan be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such requirements shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.  If such modification is not possible, any such provision that is not in compliance with Section 409A of the Code shall be deemed ineffective if its application would result in a violation of the requirements set forth in Section 409A of the Code.

IN WITNESS WHEREOF, the Company has executed this Plan document on this 5th day of April 2013, to be effective as of April 4, 2013.

ATTEST:		PENN NATIONAL GAMING, INC.

By:	/s/ Jordan B. Savitch	By:	/s/ Robert S. Ippolito

Title:	Senior Vice President and General Counsel	Title:	Vice President, Secretary and Treasurer

APPENDIX A

DBA	Legal Entity Name

Argosy Casino Alton

Argosy Casino Riverside

Argosy Casino Sioux City

Bullwhackers Casino

Hollywood Casino at Kansas Speedway

Hollywood Casino Baton Rouge

Hollywood Casino Columbus

Hollywood Casino St. Louis

Hollywood Casino Toledo

Hollywood Casino Tunica

Hollywood Slots at Bangor

Raceway Park

Beulah Park

Boomtown Casino Biloxi

Hollywood Casino at Charles Town

Hollywood Casino at PNRC

Hollywood Casino Aurora

Hollywood Casino Bay St. Louis

Hollywood Casino Joliet

Hollywood Casino Lawrenceburg

Hollywood Casino Perryville

Penn National Gaming, Inc.

Rosecroft Raceway

Sanford Orlando Kennel Club

Zia Park

The M Resort

Alton Gaming Company

The Missouri Gaming Company

Iowa Gaming Company

Penn Bullwhackers, Inc.

PHK Staffing, LLC

Louisiana Casino Cruises, Inc.

Central Ohio Gaming Ventures, LLC

St Louis Gaming Ventures, LLC

Toledo Gaming Ventures, Inc.

Hollywood Casino Tunica, Inc.

Bangor Historic Track, Inc.

Raceway Park, Inc.

Beulah Park Gaming Ventures, Inc.

Boomtown Casino Biloxi

PNGI CharlesTown Gaming, LLC

Mountainview T.R.A., Inc.

Hollywood Casino Aurora

Hollywood Casino Bay St. Louis

Empress Casino Joliet Corporation

Indiana Gaming Company, L.P.

Penn Cecil Maryland Inc.

Penn National Gaming, Inc.

Prince Georges Racing Ventures LLC

Sanford Orlando Kennel Club

Zia Park, LLC

LV Gaming Ventures, Inc.